ALLEGHENY ENERGY EARNINGS
                                   First QUARTER 2000



Three months ended                   March 31                       2000        1999
_____________________________________________                  _____________________

Sales to regular utility customers, gigawatt-hours (Note 1)      11,384      11,044

Revenues ($000) (Note 2)
   Regular Utility Customers                                   $606,044    $575,181
   Other Utility Revenues                                        16,506      17,411
   Nonutility Revenues                                          244,240      97,395
      Total ($000)                                             $866,790    $689,987

Consolidated income before extraordinary charge ($000)          $86,395     $97,775
    West Virginia extraordinary charge (Note 4)                 (70,505)       -
        Consolidated net income ($000)                          $15,890     $97,775

Basic and diluted earnings per average share (Note 3)             $0.78       $0.80
    West Virginia extraordinary charge (Note 4)                  ($0.64)       -
        Consolidated earnings per share                           $0.14       $0.80
Average common shares outstanding (000)                         110,436     122,396


Twelve months ended                  March 31                       2000        1999
_____________________________________________                   ____________________

Sales to regular utility customers, gigawatt-hours (Note 1)        42,957      42,801

Revenues ($000) (Note 2)
   Regular Utility Customers                                   $2,223,751  $2,214,942
   Other Utility Revenues                                          79,934     110,724
   Nonutility Revenues                                            681,559     295,287
      Total ($000)                                             $2,985,244  $2,620,953

Consolidated income before extraordinary and other
 charges ($000)                                                  $295,808    $306,293
     West Virginia, Maryland, and Pennsylvania extraordinary
      charges (Note 4)                                            (87,455)   (275,426)
     Reacquired debt extraordinary charge                         (10,018)       -
     Merger-related costs                                         (11,801)       -
     Davis pumped-storage generation project costs                 (9,998)       -
     Pennsylvania settlement costs                                   -        (23,748)
        Consolidated net income ($000)                           $176,536      $7,119

Basic and diluted earnings per average share (Note 3)
Before extraordinary and other charges                              $2.61       $2.50
    West Virginia, Maryland, and Pennsylvania extraordinary
     charges (Note 4)                                               (0.77)      (2.25)
    Reacquired debt extraordinary charge                            (0.09)       -
    Merger-related costs                                            (0.10)       -
    Davis pumped-storage generation project costs                   (0.09)       -
    Pennsylvania settlement costs                                    -          (0.19)
   Consolidated earnings per share                                  $1.56       $0.06
Average common shares outstanding (000)                           113,274     122,426

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     Note 1:  Excludes bulk power transaction sales.
     Note 2:  Excludes intercompany sales between nonutility and utility.
     Note 3:  Basic and diluted earnings per share are the same.
     Note 4:  Costs after taxes determined to be unrecoverable as a result of deregulation proceedings in West Virginia, Maryland, and
               Pennsylvania.